Exhibit 99.1

FOR:                      AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:           Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:                       KM - Investor Relations
CONTACT:           Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

FOR:                       PM-PR Media consultants
CONTACT:           Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Tel Aviv District Court Appoints a Receiver on Gadot Shares

TEL AVIV, Israel, December 25, 2012 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company with experience in acquiring interests in various businesses with emphasis in recent years on energy, chemical and related fields, announced today that the Tel Aviv District Court in Israel appointed today a receiver for Gadot Chemical Tankers and Terminals Ltd. (“Gadot”) shares as requested by Israel Discount Bank Ltd. ("IDB"), as part of IDB’s motion to enforce IDB’s lien and foreclose on all the outstanding shares of Gadot, an Israeli wholly owned indirect subsidiary of Ampal.

IDB obtained the lien on the Gadot shares in connection with a loan made pursuant to a Letter of Undertaking dated December 3, 2007, as amended (the “Loan”).  The proceeds of the Loan were used for the acquisition of Gadot.  Ampal had previously disclosed on November 14, 2012 and November 22, 2012 that IDB had accelerated the Loan, made a demand for immediate repayment and was seeking to foreclose on the shares of Gadot.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. Ampal filed a voluntary petition for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York on August 29, 2012.  For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.